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SCHEDULE 14A

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Pasithea Therapeutics Corp.

(Name of Registrant as Specified in its Charter)

Concord IP2 Ltd.

Elderhill Corporation

Leonite Capital LLC

Camac Partners, LLC

Camac Capital, LLC

Camac Fund, LP

David Delaney

Avi Geller

Eric Shahinian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Group Urges Stockholders of Pasithea Therapeutics Corp. to Call Special Meeting

Immediate Action is Required to Prevent Further Value Destruction and Self-Dealing at Pasithea

Urges Stockholders to Promptly Call a Special Meeting by Returning the WHITE Card Today

NEW YORK AND TORONTO — August 5, 2022 — BUSINESS WIRE — Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”), who together are one of the largest stockholders of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today issued the following open letter to their fellow stockholders:

August 5, 2022

Dear Pasithea Stockholders,

We are soliciting your support to call a Special Meeting of Stockholders to remove the incumbent Board of Directors (the “Board”), a board that has overseen a massive destruction in the value of your investment. Our reason is simple: we have lost all confidence in the directors’ ability to be effective and prudent stewards of our capital.

The incumbent directors have asked you to support them despite doing their best to disenfranchise stockholders through dilutive, non-arm’s length acquisitions and insider share issuances that have only served to benefit themselves - at the direct expense of all other stockholders. They oversaw a share price decline of more than 80% and then – once our group emerged to advocate for stockholder interests – they proceeded to disenfranchise all stockholders by issuing new shares that could represent nearly 20% of the Company to the Board’s chairman and his business associate in a highly speculative transaction.1 To make matters worse, the transaction was done at a 47.5% discount to net cash per share, effectively giving away your cash to the Company’s insiders.2

Consider the following additional facts:

●	Since its initial public offering (“IPO”) to the day directly preceding our first public letter to Pasithea’s Board, the Company’s stock has fallen from an IPO price of $5.00 (for a unit composed of a share of stock and a warrant) to just $0.86 per share. This equates to a loss of 83% in a period of less than a year. Management has miscommunicated this by pointing to recent share price appreciation, which has only occurred as the result of our public involvement and advocacy.

●	While you have paid market prices for your shares, the incumbent directors issued themselves the vast majority of their shares at a fraction of a penny less than a year prior to going public. The remainder they issued to themselves through option grants and dilutive related-party transactions.[3] Pasithea’s directors do not have skin in the game.

●	The Board has compensated itself more in the last year than the cumulative value of its directors’ investment in the Company. The incumbent directors are more interested in preserving their lucrative positions at Pasithea than in creating value for stockholders.

1 Based on 3.26 million shares and 1 million warrants at $1.88 per share issued in the Alpha-5 Integrin, LLC transaction to Paul B. Manning and Lawrence Steinman and/or entities they control, and 23,008,371 shares outstanding prior to the transaction as per the 10-Q filed on 05/16/2022.

2 Based on net cash of $50,321,206, shares outstanding of 23,008,371, both per the 10-Q filed on 05/16/2022. Share consideration for the Alpha-5 Integrin, LLC transaction done at $1.15 per share as per the 8-K filed on 06/22/2022 and does not include the 1 million warrants issued at $1.88, which makes the transaction even more dilutive.

3 “From inception, May 12, 2020 through December 31, 2020, the Company issued 7,300,000 shares of common stock at a price of $0.0001 per share and 156,250 shares of common stock at a price of $0.08 per share for total cash of approximately of $261,739, which is net of share issuance costs of $2,861.” S-1, filed Pursuant to Rule 424(b)(4), on 09/16/2021. Page F-11 (Note 5 – Stockholders’ Equity).

We urge you to ask yourselves:

Is this the type of behavior that you would expect to see from a steward of your capital?

Is this a Board of Directors that is likely to change the way in which it treats the Company’s stockholders?

Given the way that the Board has behaved historically, is this a team that is likely to put your interests and your capital on an equal playing field with its own?

We believe that the answers to these questions are self-evident. This is not how a board of directors should treat its stockholders.

SUPPORT US IN IMPROVING PASITHEA FOR THE BENEFIT OF ALL STOCKHOLDERS.

RETURN THE WHITE SPECIAL MEETING REQUEST CARD TODAY.

Sincerely,

David Delaney	Avi Geller	Eric Shahinian
Concord IP2 Ltd.	Leonite Capital LLC	Camac Capital LLC

***

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